SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Agreement”) is made effective April 5, 2019 (the “Effective Date”), by and between Neil Watanabe (“Employee”) and U.S. Auto Parts Network, Inc., its officers, directors, employees, foreign and domestic subsidiaries, benefit plans and plan administrators, affiliates, agents, joint ventures, attorneys, successors and/or assigns (collectively referred to as “Company”).

RECITALS

WHEREAS, Employee currently serves as the Chief Financial Officer of the Company, and Employee and Company have mutually agreed that Employee resign from the Company effective March 15, 2019 (the “Separation Date”), contingent upon the Company treating the separation as a termination without cause under the terms of his Employment Agreement dated March 23, 2015, by and between the Company and Employee and the terms of his equity grants previously entered into with the Company.

WHEREAS, the parties desire to settle all claims and issues that have, or could have been raised by Employee in relation to Employee’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee’s employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

AGREEMENTS

Based upon the foregoing, and in consideration of the mutual promises contained in this Agreement, Employee and the Company agree, effective upon the date of execution by Employee, as follows:

1. Severance Package.  In exchange for the promises set forth herein, Company agrees to provide Employee with the following payments and benefits (“Severance Package”), to which Employee is not otherwise entitled. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.

(a) Severance Payment. Company agrees to provide Employee with a severance payment equal to twelve (12) months of Employee’s base salary, Three Hundred Twenty-One Thousand Four Hundred and Ninety-One United States Dollars and Four United States Cents ($321,491.04), less all applicable federal and state income and employment taxes (“Severance Payment”). The Severance Payment will be paid out on a bi-weekly basis over the twelve (12) month period beginning on the Company’s first regular payroll date occurring after the thirtieth (30th) day following the Separation Date in accordance with the Company’s payroll practices for its employees.  In addition, Company shall pay Employee Thirty-Four Thousand Eight Hundred Twenty-Seven United States Dollars and Fifty Two United States Cents ($34,827.52) a prorated portion of the bonus Employee would have received for 2019 had he otherwise been eligible to receive such bonus (as set forth in the terms of the employment agreement entered into by and between Employee and the Company) less all applicable federal and state income and employment taxes no later than 10 business days from the Effective Date.

(b) Continuation of Group Health Benefits. Provided that Employee elects to continue his group health care coverage pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and remains eligible for these benefits, Company agrees to (i) provide such COBRA coverage for Employee and those dependents of Employee who were enrolled as participants in Company’s group health care coverage as of the Separation Date to the extent required by law and  (ii) for the twelve (12) month period following the Separation Date  will provide such COBRA coverage at no cost to Employee.

(c) Acceleration of Vesting of RSUs; Extension of Stock Option Exercise Period; Bonus for 2019. Company shall cause the vesting of Employee’s outstanding restricted stock unit (“RSU”) awards that are specifically identified in Exhibit A hereto (“Stock Awards”) to be automatically accelerated to 100% vested as of the Separation Date with the shares of the Company’s common stock, par value $ 0.001 per share (the “Common Stock”) underlying all of such RSU awards being delivered to Employee no later than 5 business days from the Effective Date.   In addition, all of Employee’s options vested as of the Separation Date shall remain exercisable by Employee until the earlier of (i) twelve (12) months following the Separation Date, (ii) the lapse of the maximum term of the stock option, or (iii) the lapse of the term of the stock option resulting from a change of control of the Company. Company shall be entitled to withhold applicable federal and state income and employment taxes related to the vesting contemplated by this Section 1(c) from amounts payable hereunder

(d) Additional Items. Employee will be entitled to permanently retain and own the mobile telephone previously provided to him by Company and Company will, by Friday, April 12, 2019, deliver to Employee a laptop computer containing the operating system and office programs currently used by Company.  Company will insure that this computer will not contain any of Company’s confidential or proprietary information. .

2.  Tax Liability.  Employee assumes full responsibility for any and all taxes, interest and/or tax penalties that may ultimately be assessed upon any payments made by Company provided hereunder. In the event that any taxing authority seeks to collect taxes, interest and/or penalties from the Company on the consideration conveyed to Employee under this Agreement, Employee will hold the Company harmless from any and all claims for such taxes, interest and/or tax penalties and will indemnify the Company against any such tax-related claims, except and to the extent that the liability arises solely from the Company failing to withhold amounts from any such payments as provided or required by applicable provisions of federal, state or local law.

3. Acknowledgment.  The Company will pay Employee all salary, unreimbursed medical expenses of One Thousand and Sixty-Three United States Dollars and Seventy-Seven United States Cents ($1,063.77), commissions, distributions, and Company benefits due and owing as of the Separation Date, less appropriate withholdings and is not owed any monies allowed, including but not limited to those required under the California Labor Code, as of the Separation Date.  This sum is not consideration for this Agreement.  The Company will pay Employee for any vacation days that Employee has accrued but has not used as of the Separation Date.  This sum is likewise not consideration for this Agreement.   Information regarding the transfer or distribution of Employee’s USAP 401(k) Retirement Plan account (if applicable) will be provided to Employee under separate cover following the Separation Date.

4. Non-Admission of Liability.

The Company hereby disclaims any wrongdoing against Employee.  Indeed, Employee agrees that neither this Agreement, nor the furnishing of the consideration for the release contained herein shall be deemed or construed at any time for any purpose as an admission by Company of any liability or unlawful conduct of any kind.

5. Mutual Releases.

(a) Company Release. To the extent permitted by applicable law, Employee, on behalf of Employee,  Employee’s spouse, successors, heirs, and assigns, hereby forever relieves, releases, and discharges the Company as well as its past, present and future officers, directors, administrators, shareholders, employees, agents, successors, subsidiaries, parents, assigns, representatives, brother/sister corporations, and all other affiliated or related corporations, all benefit plans sponsored by the Company, and entities, and each of their respective present and former agents, employees, or representatives, insurers, partners, associates, successors, and assigns, and any entity owned by or affiliated with any of the above (collectively, the “Released Parties”), from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses  (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before Employee’s execution of this Agreement, relating to Employee’s employment with, or the separation of Employee’s employment or other service with the Company (the “Employee Claims”),  including, but not limited to, any Claims arising from: (i) rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting; (ii) federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain an environment free from harassment and retaliation, inappropriate comments or touching and/or “off-duty” conduct of other Company employees); (iii) statutory or common law Claims of any kind, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1971, as amended, The Americans with Disability Act of 1990, as amended, the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et. seq., the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the California Family Rights Act (Cal. Govt. Code § 12945.2 et. seq.), the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.), statutory provision regarding retaliation/discrimination for filing a workers’ compensation claim under Cal. Labor Code § 132a, California Unruh Civil Rights Act, California Sexual Orientation Bias Law (Cal. Lab. Code § 1101 et. seq.), California AIDS Testing and Confidentiality Law, California Confidentiality of Medical Information (Cal. Civ. Code § 56 et. seq.); (iv) contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law Claim of any kind whatsoever; (v) severance pay, sick leave, family leave, liability pay, overtime pay, or vacation; and (vi) any Claim for damages or declaratory or injunctive relief of any kind.  The parties agree and acknowledge that the release contained in this Paragraph 5 does not apply to (i) any vested rights Employee may have under any 401(k) Savings Plan with the Company and any owned and vested rights Employee may have  under any employee welfare benefit plan (as such term is defined under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), and (ii) any and all claims and/or causes of action relating to the enforcement of the terms of this Agreement. Employee represents that at the time of the execution of this Agreement Employee suffers from no work-related injuries and has no disability or medical condition as defined by the Family Medical Leave Act.  Employee represents that Employee has no workers’ compensation claims that Employee intends to bring against the Company.  Employee understands that nothing contained in this Agreement, including, but not limited to, this Paragraph 5, will be interpreted to prevent Employee from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency, including the Equal Employment Opportunity Commission.  Employee further acknowledges that this release also releases the Company for all claims of unpaid wages, including unpaid overtime wages, related to Employee’s employment with the Company and subject to the terms of this Agreement.

(b) Employee Release. To the extent permitted by applicable law, and except as to obligations arising under this Agreement, the Company hereby fully and forever releases and discharges Employee from any and all claims, demands, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, and liabilities, of whatever kind or nature, direct or indirect, in law or equity whether known or unknown, vested or contingent, suspected or unsuspected, which existed in the past or which currently exist, and in any way related to Employee's employment and service relationship with the Company (the “Company Claims”). Together, the Employee Claims and the Company Claims are referred to herein as the “Claims”.

(c) Notwithstanding the foregoing, this Section 5 does not affect the parties' rights and obligations set forth in this Agreement and in the Prior Agreements referenced in Section 13(a) of this Agreement.

(d) Mistakes in Fact; Voluntary Consent.  The Parties, and each of them, expressly and knowingly acknowledges that, after the execution of this Agreement, the Parties may discover facts different from or in addition to those that they now know or believe to be true with respect to the claims released in this Agreement.  Nonetheless, this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts and Employee intends to fully, finally, and forever settle and release those claims released in this Agreement.  In furtherance of such intention, the releases given in this Agreement shall be and remain in effect as full and complete releases of such claims, notwithstanding the discovery and existence of any additional or different claims and each of the Parties assume the risk of misrepresentations, concealments, or mistakes, and if the Parties should subsequently discover that any fact relied upon in entering into this Agreement was untrue, that any fact was concealed, or that Employee’s understanding of the facts or law was incorrect, neither Employee nor Company shall be entitled to set aside this Agreement or the settlement reflected in this Agreement or be entitled to recover any damages on that account.

(e) Section 1542 of the California Civil Code. Employee and the Company expressly waive any and all rights and benefits conferred by Section 1542 of the California Civil Code, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN EMPLOYEE’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, THAT IF KNOWN BY EMPLOYEE WOULD HAVE MATERIALLY AFFECTED EMPLOYEE’S SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Released Parties and Employee,  the parties expressly acknowledge the provisions of Sections 5(a) and 5(b) of this Agreement (collectively, the “General Release”) are intended to include in its effect, without limitation, all Claims Employee or the Company do not know or suspect to exist in Employee’s or the Company’s favor at the time of signing this Agreement, and that this General Release contemplates the extinguishment of any such Claim.  The parties warrant that each has read this General Release, including this waiver of California Civil Code section 1542, and that each has consulted counsel about this Agreement and specifically about the waiver of section 1542, and each understands this Agreement and the section 1542 waiver, and so that each party freely and knowingly enters into this Agreement.  Each party acknowledges that he or it may later discover facts different from or in addition to those now known or believed to be true regarding the matters released or described in this General Release, and even so each party agrees that the releases and agreements contained in this General Release shall remain effective in all respects notwithstanding any later discovery of any different or additional facts.  Each party assumes any and all risk of its own mistake in connection with the true facts involved in the matters, disputes, or controversies released in this Agreement or with regard to any facts now unknown relating thereto.  Employee hereby expressly waives and relinquishes all rights and benefits under the foregoing section and any law of any other jurisdiction of similar effect with respect to Employee’s release of any unknown or unsuspected Employee Claims herein. The Company hereby expressly waives and relinquishes all rights and benefits under the foregoing section and any law of any other jurisdiction of similar effect with respect to the Company’s release of any unknown or unsuspected Company Claims herein.

Accordingly, Employee knowingly, voluntarily and expressly waives any rights and benefits arising under Section 1542 of the California Civil Code and any other statute or principle of similar effect. The Company knowingly, voluntarily and expressly waives any rights and benefits arising under Section 1542 of the California Civil Code and any other statute or principle of similar effect.

(f) No Lawsuits.  Employee agrees to take any and all steps necessary to insure that no lawsuit arising out of any Employee Claim released herein shall ever be prosecuted by Employee or on Employee’s behalf in any forum, and hereby warrants and covenants that no such action has been filed or shall ever be filed or prosecuted.  Employee also agrees that if any Employee Claim is prosecuted in Employee’s name before any court or administrative agency that Employee waives and agrees not to take any award or other damages from such suit to the extent permissible under applicable law.

6. Confidential and Proprietary Information / Return of Company Property.  Employee acknowledges that as a result of Employee’s employment with the Company, Employee has had access to the Company’s confidential and proprietary business information, including, but not limited to, product information, pricing strategies, vendor and supplier information, business plans, research and development activities, manufacturing and marketing techniques, technological and engineering data, processes and inventions, legal matters affecting the Company and its business, customer and prospective customers information, trade secrets, bid prices, contractual terms and arrangements, prospective business transactions, and financial and business forecasts (“Confidential Information”).  Employee also acknowledges and reaffirms Employee’s compliance and ongoing obligation to comply with that certain Confidential Information and Invention Assignment Agreement previously entered into by and between Employee and the Company as of December 15, 2016 .  Confidential Information also includes information, knowledge or data of any third party doing business with the Company that the third party has identified as being confidential.  Employee agrees not to use or to disclose to anyone any Confidential Information at any time in the future without the prior written authorization of the Company, unless ordered to do so by law, subpoena, other legal process or a court of competent jurisdiction.  In any such event, Employee agrees to promptly notify the Company and to afford the Company the opportunity to take appropriate legal action prior to Employee’s disclosure of any Confidential Information.

Employee understands and acknowledges that whether or not Employee signs this Agreement, Employee has both a contractual and common law obligation to protect the confidentiality of the Company’s trade secret information after the termination of Employee’s employment for so long as the information remains confidential. Except as otherwise provided herein, Employee further agrees to immediately return all Company property in Employee’s possession, including but not limited to all materials, documents, photographs, handbooks, manuals, electronic records, files, laptop computer, cellular telephones, keys and access cards, no later than two days after the Separation Date and Employee certifies that Employee has not and will not retain any Company property, trade secret or other operating or strategic information following the Separation Date.

7. Resignation as Chief Financial Officer.  Effective as of the Separation Date, Employee hereby resigns from his position as Company’s Chief Financial Officer and all other employee and officer positions of Company, including other employee, officer and director positions of its subsidiaries and affiliates and Employee agrees to take any and all actions as may be necessary to effect such resignations on the Separation Date.

8. Non-Solicitation and Non-Disparagement.  Employee will not directly or indirectly for a period of one (1) year following the Separation Date, attempt to disrupt, damage, impair or interfere with the Company's business by raiding or hiring any of the Company's employees or soliciting any of them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents, representatives, vendors, customers and other business partners. Employee acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.  Employee further agrees that, other than as required by law, subpoena, other legal process or a court of competent jurisdiction, Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Company Released Parties. Company agrees that, other than as required by law, subpoena, other legal process or a court of competent jurisdiction, Company its employees, officers, directors or agents will not make any voluntary statements, written or oral, or cause or encourage others to make any statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Employee. Employee shall direct all individuals inquiring about Employee’s employment with the Company to the Company’s Human Resources Department, which will respond only with Employee’s last position and dates of employment.

9. Remedies.    The parties understand and agree that in the event of  a breach of any provision of this Agreement, including the provisions set forth in Paragraphs 5, 6, or 8, then either party may seek any remedy available at law or equity, including, without limitation: (a) the non-breaching party shall have the right to apply for and receive an injunction to restrain any violation of this Agreement; and (b) the non-breaching shall have the right to immediately discontinue any enhanced benefit provided under this Agreement. In the event any action in law or equity, arbitration or other proceeding is brought for the enforcement of this Agreement or in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to his or its attorneys' fees and other costs reasonably incurred in such action or proceeding. The remedies available to the Company pursuant to this Paragraph 9 are in addition to, and not in lieu of, any remedies which may be available under statutory and/or common law relating to trade secrets and the protection of the Company’s business interest generally.

10. Non-assignment.  Employee represents and warrants that Employee has not assigned or transferred any portion of any Employee Claim or rights Employee has or may have to any other person, firm, corporation or any other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such Claim.

11. Future Cooperation. Employee agrees to cooperate reasonably with the Company, its successors, and all the Company affiliates (including the Company’s outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which the Company reasonably believes Employee may have knowledge or information. Employee further agrees to make himself available at mutually convenient times as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this Section to require Employee to make himself available to an extent that it would unreasonably interfere with employment responsibilities that he may have, and shall pay Employee a consulting rate of $150 per hour for his time in connection with such cooperation and reimburse Employee for any pre-approved reasonable business travel expenses that he incurs on the Company’s behalf as a result of this Section, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy. Employee agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls him as a witness. Employee further agrees that, except as required by law, subpoena, other legal process or a court of competent jurisdiction, he shall not voluntarily provide information to or otherwise cooperate with any individual or private entity that is contemplating or pursuing litigation or any type of action or claim against the Company, its successors or affiliates, or any of their current or former officers, directors, employees, agents or representatives.

12. Consideration and Revocation Period.  Employee may revoke Employee’s release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of Employee’s intent to revoke Employee’s release within seven (7) calendar days following Employee’s execution of this Agreement.  Employee understands that any such revocation must be in writing and delivered by hand or by certified mail - return receipt requested - within the applicable period to Human Resources Department, 16941 Keegan Avenue, Carson, California 90746.  Employee understands that if Employee exercises Employee’s right to revoke, then the Company will have no obligations under this Agreement to Employee or to others whose rights derive from Employee other than the obligations set forth in Paragraph 3 of this Agreement.

The Agreement shall not become effective or enforceable, until the revocation period identified above has expired.  The terms of this Agreement shall be open for acceptance by Employee for a period of twenty-one (21) calendar days following the Effective Date. Employee understands that Employee should, and the Company hereby advises Employee to, consult with legal counsel regarding the releases contained herein and to consider whether to accept the Company’s offer and sign the Agreement. Employee acknowledges that it has been Employee’s decision alone whether or not to consult with counsel regarding this Agreement. Employee acknowledges that no proposal or actual change that Employee or Employee’s counsel makes with respect to this Agreement will restart the 21-day period.

Employee acknowledges that Employee was permitted to use as much of the 21-day consideration period as Employee wished prior to signing, but by Employee’s signature below Employee acknowledges that Employee has chosen to voluntarily execute this Agreement earlier and to waive the remaining days of such 21-day period.

13. Miscellaneous Provisions

(a) Integration.  This Agreement, together with that certain Confidential Information and Invention Assignment Agreement previously entered into by and between Employee and the Company as of December 15, 2016, and the Indemnification Agreement previously entered into by and between Employee and the Company as of December 9, 2015 (together, the Confidential Information and Invention Assignment Agreement and the Indemnification Agreement are referred to herein as the “Prior Agreements”) , constitutes a single, integrated written contract expressing the entire Agreement of the parties concerning the subject matter referred to in this Agreement.  No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any party to this Agreement, except as specifically set forth in this Agreement.  All prior and contemporaneous discussions, negotiations, and agreements have been and are merged and integrated into, and are superseded by, this Agreement, including without limitation that certain Employment Agreement dated March 23, 2015 by and between the Employee and the Company.

(b) Modifications.  No modification, amendment, or waiver of any of the provisions contained in this Agreement shall be binding upon any party to this Agreement unless made in writing and signed by both of the parties to this Agreement.

(c) Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

(d) Non-Reliance on Other Parties.  Except for statements expressly set forth in this Agreement, no party has made any statement or representation to any other party regarding a fact relied on by the other party in entering into this Agreement, and no party has relied on any statement, representation, or promise of any other party, or of any representative or attorney for any other party, in executing this Agreement or in making the settlement provided for in this Agreement.

(e) Negotiated Agreement.  The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the parties.  Accordingly, no party shall be deemed to be the drafter of this Agreement.

(f) Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the heirs, successors, and assigns of the parties hereto and each of them.  In the case of the Company, this Agreement is intended to release and inure to the benefit of any affiliated corporations, parent corporations, brother-sister corporations, subsidiaries (whether or not wholly owned), divisions, shareholders, officers, directors, agents, representatives, principals, and  employees.

(g) Applicable Law; Venue.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California without taking into account conflict of law principles.  Employee and the Company agree to submit to personal jurisdiction in the State of California and to venue in its courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h) Attorneys’ Fees.  In the event suit is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to receive, in addition to any other relief, reasonable attorneys’ fees and costs.

(i) Continuing Obligations under Securities Law. Employee acknowledges that Employee continues to be subject to Company’s Insider Trading policy and agrees that if Employee is aware of material nonpublic information about Company at the Separation Date, Employee agrees not to trade in securities of Company or disclose material nonpublic information about Company to a third party other than on a need-to-know basis, until that information has become public or is no longer material.  Employee acknowledges that after the Separation Date Employee may continue to be subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16”) and agrees to comply with the requirements of Section 16.  Employee acknowledges that Employee may continue to be an “affiliate” for purposes of federal securities law and agrees to sell Company stock in compliance with restrictions imposed by Rule 144 of the Securities Act of 1933.

(j) This Agreement may be executed via facsimile or by email in pdf format and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.

(k)This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such Code Section hereinafter being referred to as “Section 409A.”    To the extent applicable, it is intended that the payments and benefits provided under this Agreement comply with the requirements of Section 409A, and this Agreement shall be interpreted in a manner consistent with this intent. Solely for purposes of determining the time and form of payments due under this Agreement or otherwise in connection with his termination of employment with the Company, Employee shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Section 409A. It is intended that each payment or installment of a payment and each benefit provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A. To the extent that the Company and Employee determine that any provision of this Agreement could reasonably be expected to result in Employee's being subject to the payment of interest or additional tax under Section 409A, the Company and Employee agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Notwithstanding any other provision in this Agreement, if as of Employee's separation from service, Employee is a “specified employee” as determined by the Company, then to the extent any amount payable or benefit provided under this Agreement that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A, for which payment is triggered by Employee 's separation from service, and that under the terms of this Agreement would be payable prior to the six-month anniversary of the Employee 's separation from service, such payment or benefit shall be delayed until the earlier to occur of (a) the six-month anniversary of such termination date or (b) the date of the Employee's death. In the case of taxable benefits that constitute deferred compensation, the Company, in lieu of a delay in payment, may require Employee to pay the full costs of such benefits during the period described in the preceding sentence and reimburse that Employee for such costs within thirty (30) calendar days after the end of such period. Nothing herein shall be construed as any guarantee by the Company of any particular tax treatment of any income or payments to Employee provided pursuant to this Agreement or other agreements or arrangements contemplated by this Agreement, and Employee remains solely responsible for all applicable taxes on such income and payments.

(l)Certain Rules of Construction.

(i)  The headings and subheadings set forth in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the terms set forth herein.

(ii)  Wherever applicable, the neuter, feminine or masculine pronoun as used herein shall also include the masculine or feminine, as the case may be.

(iii)  The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Schedule, Appendix or Exhibit references are to this Agreement unless otherwise specified.

 (iv)  References in this Agreement to “law,” “laws” or any statute or statutory provisions include a reference to such law, laws, statute or statutory provisions as from time to time amended, modified, reenacted, extended, consolidated or replaced (whether before or after the date of this Agreement), to any subordinate legislation made from time to time under such law, laws, statute or statutory provision and to regulations and other governmental guidance issued thereunder .

(v)  References to this Agreement or to any other document include a reference to this Agreement or to such other document as varied, amended, modified, novated or supplemented from time to time.

(vi)  References to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or electronic mail.

(vii)  References to “$” are to United States Dollars.

(viii)  References to “%” are to percent.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE, THAT BY SIGNING THIS AGREEMENT, EMPLOYEE HAS UTILIZED OR WAIVES THE 21-DAY CONSULTING PERIOD, AND THAT EMPLOYEE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

Employee:U.S. Auto Parts Network, Inc.:

/s/ Neil Watanabe/s/ David Meniane

Signature Signature

April 5, 2019       April 5, 2019

Date Date

EXHIBIT A

Stock Awards

Grant	Stock Awards with Vesting Acceleration
RSU #0001124	31,177